Exhibit 99.1

PRESS RELEASE
Contact: Monique Greer 303-426-6262 mgreer@allos.com

ALLOS THERAPEUTICS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

— Conference Call Scheduled for Today at 4:30 p.m. ET —

WESTMINSTER, Colo., May 5, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported results for the first quarter of 2009.  For the three months ended March 31, 2009, the Company reported a net loss of $15.2 million, or $(0.19) per share. This compares to a net loss of $12.0 million, or $(0.18) per share, for the first quarter of 2008. For the three months ended March 31, 2009, net cash used in operating activities was $11.9 million. Cash, cash equivalents and investments in marketable securities as of March 31, 2009 totaled $72.5 million. Additionally, subsequent to March 31, 2009, the Company received net proceeds of approximately $46.8 million from an underwritten public offering of its common stock.

“We made significant progress during the quarter, including the submission of an NDA to the FDA for pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma, as well as advancing our preparations for the potential commercial launch of pralatrexate,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics. “If approved by the FDA, pralatrexate would be the first agent indicated for the treatment of patients with relapsed or refractory PTCL. Based on promising data from the PROPEL trial, we believe pralatrexate has the potential to be a meaningful treatment option for patients with this devastating disease.”

Recent Highlights

•                  Submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for the use of pralatrexate for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL) in March. The Company has requested a priority review of the application, which, if granted, would give the FDA six months from receipt of the submission to take action on the NDA. There are currently no FDA-approved agents for patients with PTCL, either in the first-line or relapsed or refractory setting.

•                  Reported final results from the Company’s pivotal Phase 2 PROPEL trial of pralatrexate in patients with relapsed or refractory PTCL in February. The results of the trial demonstrated that 29 of 109 evaluable patients, or 27%, achieved a response as assessed by central independent oncology review, which is the primary endpoint of the trial. The Kaplan-Meier estimate for the median duration of response was 287 days, or 9.4 months. The most common grade 3/4 adverse events were thrombocytopenia, mucosal inflammation, neutropenia and anemia. Patients in the PROPEL trial were heavily pre-treated, having received a median of three prior systemic treatment regimens. Pralatrexate has orphan drug designation and fast track designation in the U.S. for the treatment of patients with T-cell lymphoma and orphan medicinal product designation in Europe for the treatment of PTCL.

•                  Advanced the Company’s Phase 2b study comparing pralatrexate and erlotinib in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen. The Company remains on track to complete patient enrollment in this study in the third quarter of 2009.

•                  Announced preclinical data demonstrating the anticancer activity of pralatrexate in colon, ovarian, lung, prostate, and head and neck cancer cell lines at the 2009 American Association for Cancer Research (AACR) Annual Meeting in April. The research showed that the antiproliferative effects against these cancer lines were achieved at drug concentrations that are attainable in humans. Further analysis of the data demonstrated a potential correlation between the sensitivity to pralatrexate and the expression level of folyl-polyglutamate synthetase (FPGS), an enzyme that catalyzes the addition of polyglutamate tails to natural folate and antifolates such as pralatrexate.

•                  Strengthened the Company’s balance sheet with an underwritten public offering of 7,750,000 shares of newly issued common stock in April, resulting in net proceeds of approximately $46.8 million, after deducting underwriting commissions and estimated offering expenses.

2009 Financial Guidance Update

For the year ending December 31, 2009, the Company currently anticipates that net cash use in operating activities will approximate $55 million to $60 million, an increase from prior guidance of $50 million to $54 million. This increase primarily relates to additional investments associated with commercial preparations for the potential launch of pralatrexate, including scale-up of manufacturing. The financial guidance for 2009 includes the phase-in of certain key investments related to the potential commercialization of pralatrexate, as well as $1.5 million and $5.3 million of potential milestone payments under the Company’s license agreement for pralatrexate payable upon FDA acceptance and approval of the Company’s NDA, respectively.

Conference Call Information

The Company will host a conference call to review its first quarter results on Tuesday, May 5, 2009 at 4:30 p.m. ET.  Participants can access the call at 877-941-1465 (U.S. and Canada) or +480-629-9677 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media — Calendar of Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call. Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international). The passcode is 4060691#. The webcast will be recorded and available for replay on the Company’s website until May 15, 2009.

About Pralatrexate

Pralatrexate is a targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on certain cancer cells compared to normal cells. Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention. Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance. Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death. The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Peripheral T-cell Lymphoma

PTCL comprises a biologically diverse group of blood cancers that account for approximately 10 to 15 percent of all newly diagnosed cases of non-Hodgkin’s lymphoma (NHL) in the U.S. The American Cancer Society estimates that approximately 66,000 new cases of NHL were diagnosed in the U.S. in 2008. The Company estimates the current annual prevalence of PTCL in the U.S. to be approximately 9,500 patients. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL. In addition to those PTCL patients who do not respond to first-line treatment, a significant number of first-line multi-agent chemotherapy responders relapse or become refractory after treatment. According to the clinical literature, patients with aggressive PTCL have an overall five-year survival rate of approximately 25% after first-line therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, pralatrexate, is a targeted antifolate designed to accumulate preferentially in cancer cells. In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process. Based on the results of the PROPEL trial, the Company submitted a New Drug Application to the U.S. Food and Drug Administration for pralatrexate for the treatment of relapsed or refractory PTCL in March 2009. The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types. The Company currently retains exclusive worldwide rights to pralatrexate for all indications. For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for pralatrexate to provide a meaningful treatment option for patients with relapsed or refractory PTCL; the Company’s projected timeline for completing enrollment in the Company’s Phase 2b trial comparing pralatrexate and erlotinib in patients with advanced non-small cell lung cancer; the Company’s projected net cash use in operating activities for fiscal year 2009; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the Company’s New Drug Application may not be accepted for priority review or at all by the FDA; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

(unaudited)

	Three Months Ended March 31,
	2009	2008

Operating expenses:
Research and development	$5,705	$5,974
Clinical manufacturing	2,655	1,587
Marketing, general and administrative	6,963	5,011
Total operating expenses	15,323	12,572
Loss from operations	(15,323)	(12,572)
Interest and other income, net	173	565
Net loss	(15,150)	(12,007)
Net loss per share: basic and diluted	$(0.19)	$(0.18)
Weighted average shares: basic and diluted	81,096	67,267

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash, cash equivalents and investments in marketable securities	$72,539	$83,966
Other assets	2,528	4,067
Property and equipment, net	1,422	1,307
Total assets	$76,489	$89,340
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,607	$9,875
Stockholders’ equity	67,882	79,465
Total liabilities and stockholders’ equity	$76,489	$89,340